UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
            SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
       SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 001-16081

                                      HAVAS
             (Exact name of registrant as specified in its charter)

                              2 allee de Longchamp
                          92281 Suresnes Cedex, France
                             Tel: +33.1.58.47.80.00

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        ---------------------------------

        American Depository Shares, each representing one ordinary share, nominal value (euro) 0.40 per share
            (Title of each class of securities covered by this Form)

                                      None

   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                        ---------------------------------

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    |X|           Rule 12h-3(b)(1)(i)       |X|
      Rule 12g-4(a)(1)(ii)   |_|           Rule 12h-3(b)(1)(ii)      |_|
      Rule 12g-4(a)(2)(i)    |_|           Rule 12h-3(b)(2)(i)       |_|
      Rule 12g-4(a)(2)(ii)   |_|           Rule 12h-3(b)(2)(ii)      |_|
                                           Rule 15d-6                |_|

Approximate number of holders of record as of the certification or notice date: 280

Pursuant to the requirements of the Securities Exchange Act of 1934 Havas has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 10, 2006                 By: /s/ Fernando Rodes Vila
                                           ---------------------------
                                       Name:  Fernando Rodes Vila
                                       Title: Chief Executive Officer